Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

TONIX PHARMACEUTICALS, INC. PRICES $16,005,000 COMMON STOCK OFFERING PRICED AT-THE-MARKET

NEW YORK, FEBRUARY 28, 2020 – TONIX PHARMACEUTICALS, INC. (NASDAQ: TNXP) (“Tonix” or the “Company”), a clinical-stage biopharmaceutical company, today announced it has entered into a securities purchase agreement with institutional investors for the purchase and sale of 14,550,000 shares of common stock, par value $0.001 per share at an offering price of $1.10 per share, pursuant to a registered direct offering, priced at-the-market under Nasdaq rules. The gross proceeds of the offering will be $16,005,000 before deducting fees and other estimated offering expenses. The closing of the registered direct offering is expected to take place on or about March 3, 2020, subject to the satisfaction of customary closing conditions.

A.G.P./Alliance Global Partners is acting as sole placement agent for the offering.

This offering was made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-224586) previously filed with the U.S. Securities and Exchange Commission (the “SEC”).  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  A prospectus supplement relating to the shares of common stock will be filed by Tonix with the SEC.  When available, copies of the prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at www.sec.gov or from A.G.P./Alliance Global Partners, 590 Madison Avenue, 36th Floor, New York, New York 10022 or by email at prospectus@allianceg.com.

About Tonix Pharmaceuticals, Inc.

Tonix is a clinical-stage biopharmaceutical company focused on discovering and developing small molecules and biologics to treat pain, addiction and psychiatric conditions. Tonix’s lead product candidate, TNX-102 SL*, is in Phase 3 development as a bedtime treatment for fibromyalgia and PTSD. The Company is enrolling participants in the Phase 3 RELIEF trial in fibromyalgia and expects results from an unblinded interim analysis in the third quarter of 2020 and topline data in the first half of 2020.  The Phase 3 RECOVERY trial (P302) for TNX-102 SL (trade name Tonmya**) in PTSD has stopped enrollment based on the Independent Data Monitoring Committee’s recommendation to stop the study for futility following an interim analysis of the first 50% of enrolled participants. Topline data for RECOVERY are expected in the second quarter of 2020. TNX-102 SL for PTSD has U.S. Food and Drug Administration (FDA) Breakthrough Therapy Designation.  TNX-102 SL is also in development for agitation in Alzheimer’s disease and alcohol use disorder (AUD). The agitation in Alzheimer’s disease program is Phase 2 ready with FDA Fast Track designation and the development for AUD is in the pre-Investigational New Drug (IND) application stage. Tonix‘s programs for treating addiction conditions also include TNX-1300*** (double-mutant cocaine esterase), which is in Phase 2 development for the treatment of cocaine intoxication and has FDA Breakthrough Therapy Designation. TNX-601 CR (tianeptine oxalate controlled-release tablets) is in development as a daytime treatment for depression as well as PTSD and steroid-induced cognitive changes. The first efficacy study will be performed outside the U.S. TNX-1600 (a triple reuptake inhibitor) is a pre-clinical new molecular entity being developed as a daytime treatment for PTSD. Tonix’s preclinical pipeline includes TNX-1500 (anti-CD154), a monoclonal antibody being developed to prevent and treat organ transplant rejection and autoimmune conditions and TNX-1700 (rTFF2), a biologic being developed to treat gastric and pancreatic cancers. TNX-801 (live horsepox virus vaccine for percutaneous administration) and TNX-1200 (live vaccinia virus vaccine for percutaneous administration) are vaccines to protect against smallpox and monkeypox. TNX-1800 is in development as a potential vaccine to protect against the new coronavirus, COVID-19.  Finally, TNX-701 (undisclosed small molecule) to prevent radiation effects is being advanced as a medical countermeasure to improve biodefense.

*TNX-102 SL (cyclobenzaprine HCl sublingual tablets) is an investigational new drug and has not been approved for any indication.

**Tonmya has been conditionally accepted by the FDA as the proposed trade name for TNX-102 SL for the treatment of PTSD.

***TNX-1300 (T172R/G173Q double-mutant cocaine esterase 200 mg, i.v. solution) is an investigational new biologic and has not been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties associated with the consummation of the proposed offering; risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on March 18, 2019, and periodic reports on Form 10-Q filed with the SEC on or after the date thereof. Tonix does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Bradley Saenger (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(212) 980-9421

Travis Kruse (media)

Russo Partners

travis.kruse@russopartnersllc.com

(212) 845-4272

Peter Vozzo (investors)

Westwicke

peter.vozzo@westwicke.com

(443) 213-0505